Exhibit 23.02

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated June 20, 2003 with respect to the financial statements of Applied Semantics, Inc. included in the Registration Statement (Form S-1, Reg. No. 333-114984) and related Offering Circular of Google Inc. for the registration of shares of its common stock.

/s/    ERNST & YOUNG LLP

San Francisco, California

August 3, 2004